                                 Exhibit 99.1

SANDRIDGE ENERGY, INC. ANNOUNCES FINANCIAL AND OPERATING RESULTS
FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2021;
PROVIDES FULL YEAR 2022 OPERATIONAL AND CAPITAL EXPENDITURE GUIDANCE

Oklahoma City, Oklahoma, March 9, 2022 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced financial and operational results for the quarter and fiscal year ended December 31, 2021.
Recent Highlights
•2021 net cash(1) increased by $131.3 million year-over-year to $139.5 million, which represents net cash of $3.80 per share of common stock issued and outstanding as of December 31, 2021
•Generated Adjusted EBITDA of $113.5 million in 2021 compared to $53.4 million in the prior year
•Generated net income of $116.7 million, or $3.21 per share in 2021. Adjusted net income was $96.3 million, or $2.65 per share
•Announced 2022 operational and capital expenditure guidance, including the drilling and completion of 9 new wells on the Company's Northwest Stack acreage and the continuation of its high-return well reactivation program
•Decreased Adjusted G&A(2) by $5.8 million to $8.3 million, or $1.22 per Boe, from $14.1 million, or $1.62 per Boe, in the prior year
•As of December 31, 2021, the Company returned 129 wells to production that were previously curtailed due to the 2020 commodity price downturn contributing to a flat Mid-Continent production profile over the course of the year
•Decreased 2021 LOE by $7.4 million to $36.0 million, or $5.30 per Boe, from $43.4 million, or $4.99 per Boe, in the prior year
Financial Results & Update
Profitability & Realized Pricing
For the quarter, the Company reported net income of $36.8 million, or $1.01 per share, and net cash provided by operating activities of $43.9 million. After adjusting for certain items, the Company's adjusted net income(2) amounted to $32.9 million, or $0.90 per share, operating cash flow(2) totaled $37.3 million and adjusted EBITDA was $37.5 million for the quarter. The Company defines and reconciles adjusted net income, adjusted EBITDA and other non-GAAP financial measures to the most directly comparable GAAP measure in supporting tables at the conclusion of this press release.
Fourth quarter realized oil, natural gas, and natural gas liquids prices, before the impact of derivatives,(3) were $75.72, $3.94 and $28.39, respectively, compared to $69.40, $2.89 and $26.93 in the prior quarter.
For the full year 2021, the Company reported net income of $116.7 million, or $3.21 per share, and net cash provided by operating activities of $110.3 million. After adjusting for certain items, the Company's adjusted net income amounted to $96.3 million, or $2.65 per share, operating cash flow totaled $112.7 million and adjusted EBITDA was $113.5 million for the year.

Operating Costs
During the fourth quarter of 2021, lease operating expense ("LOE") was $9.7 million or $5.74 per Boe compared to $9.1 million, or $5.27 per Boe in the prior quarter.
For the three months ended December 31, 2021, general and administrative expense ("G&A") was $2.8 million, or $1.67 per Boe compared to $2.2 million, or $1.29 per Boe in the prior quarter. Adjusted G&A(2) was $2.5 million, or $1.46 per Boe during the fourth quarter of 2021 compared to $2.0 million, or $1.15 per Boe in the prior quarter.
Share Repurchase Program
The Company did not repurchase any shares during the fourth quarter, under the Program announced in August 2021, which authorizes the Company to purchase an aggregate of $25.0 million of the Company’s common stock, in accordance with Rule 10b-18 of the Exchange Act. Subject to applicable rules and regulations, repurchases under the Program can be made from time to time in open markets at the Company’s discretion, and in compliance with safe harbor provisions, or in privately negotiated transactions. The Program does not require any specific number of shares be acquired and can be discontinued by the Company’s Board of Directors at any time.
Operational Results & Update
Production
Production totaled 1,697 MBoe (18.4 MBoed, 13% oil, 34% NGLs and 53% natural gas) for the quarter and 6,793 MBoe (18.6 MBoed, 14% oil, 33% NGLs and 53% natural gas) for the full year of 2021. Total production includes North Park Basin prior to February 5, 2021.
Production in the Mid-Continent totaled 1,697 MBoe (18.4 MBoed, 13% oil, 34% NGLs and 53% natural gas) for the quarter and 6,726 MBoe (18.4 MBoed, 13% oil, 34% NGLs and 53% natural gas) for the full year of 2021.
2022 Development Program
The Company plans to drill and complete 9 new wells with high rates of return on its previously delineated Northwest Stack acreage in 2022. Sustained increases in commodity prices, along with SandRidge's position as a low-cost operator in the area, will help the Company deliver strong full-cycle returns through its budgeted drilling program. In addition to these new wells, the Company plans to continue its well reactivation program throughout the year. These development plans are reflected in the 2022 Operational and Capital Expenditure Guidance section of this press release.
Well Reactivation Program
During the fourth quarter of 2021, the Company continued returning wells to production that were previously curtailed due to the commodity price downturn in the first half of 2020 and, in many cases, improving their production potential through modest capital improvements. Focused efforts to improve operating costs, along with commodity prices rebounding from their 2020 lows, have bolstered the economics of these well reactivation projects. High rates of return and low execution risk support the Company's belief that these projects represent an efficient use of capital. As of December 31, 2021, the Company brought 129 wells back online. Approximately 108 of these wells required workovers to return to service and accounted for capital expenditures of $7.0 million and expense dollars of $1.2 million. The balance of the wells required little to no expense to reactivate.

Proved Developed PV-10
As outlined in the table below under "Year End 2021 Estimated Proved Reserves," SandRidge's SEC proved developed reserve PV-10 is approximately $433.0 million. Management believes the unaudited proved developed PV-10 reserve value of SandRidge's Mid-Continent assets to be approximately $546.0 million,(4) with an effective date of January 1, 2022, as routinely updated from the Company’s engineered year-end reserves, consistent with standard industry reserve practice using NYMEX strip pricing as of March 2, 2022.
Environmental, Social, and Governance ("ESG")
SandRidge maintains its Environmental, Social, and Governance ("ESG") commitment. The Company continues to investigate the technical feasibility and commercial viability of Carbon Capture, Utilization, and Sequestration ("CCUS") potential across the Company's owned and operated infrastructure footprint through its previously announced partnership with the University of Oklahoma. Additionally, SandRidge maintains its commitment to not engage in the routine flaring of produced natural gas.
Year End 2021 Estimated Proved Reserves
Proved reserves increased from 36.9 MMBoe at December 31, 2020 to 71.3 MMBoe at December 31, 2021, primarily as a result of positive revisions of 43.3 MMBoe associated with the increase in year-end SEC commodity prices for oil and natural gas, reduction in expenses, improved realizations and other improvements, 2021 well reactivation program and purchases of 1.4 MMBoe of proved reserves. The Company also recorded 2021 production totaling 6.8 MMBoe and a decrease of 3.6 MMBoe primarily due to the sale of NPB assets.

	Oil MBbls	NGLs MBbls	Gas MMcf	Equivalent MBoe(5)	Standardized Measure /PV-10 $MM
Proved Reserves, December 31, 2020	8,485	11,245	102,893	36,879	$105
Revisions of previous estimates(6)	3,627	14,924	148,736	43,340
Acquisitions of new reserves	135	438	5,235	1,446
Sales of reserves in place	(3,440)	(28)	(716)	(3,587)
Production	(957)	(2,266)	(21,417)	(6,793)
Proved Reserves, December 31, 2021	7,850	24,313	234,731	71,285	$433

2022 Operational and Capital Expenditure Guidance
In 2022, the Company plans to spend $34 - $42 million in drilling and completions ("D&C") capital and $7 - $8 million in non-D&C capital. Total production for 2022 is projected to be 5.6 - 6.8 MMBoe. Other operational guidance details can be found on the "2022 Operational and Capital Expenditure Guidance" table below.
Liquidity and Capital Structure
As of December 31, 2021, the Company had $139.5 million of cash and cash equivalents, including restricted cash. As of March 7, 2022, the Company's cash on hand, including restricted cash, was approximately $161.0 million. The Company repaid its outstanding term loan and terminated its credit facility in early September. As of March 9, 2022, the Company had no remaining term or revolving debt obligations.

Conference Call Information
The Company will host a conference call to discuss these results as well as an updated investor presentation on Thursday, March 10, 2022 at 10:00 am CT. The conference call can be accessed by registering online at https://conferencingportals.com/event/zyeigzBU at which time registrants will receive dial-in information as well as a conference ID. At the time of the call, participants will dial in using the participant number and conference ID provided upon registration. The presentation will be made available on the Company's website at http://investors.sandridgeenergy.com/Investor-Relations/.
A live audio webcast of the conference call will also be available via SandRidge's website, www.sandridgeenergy.com, under Investor Relations/Presentation & Events. The webcast will be archived for replay on the Company's website for 30 days.
Contact Information
Investor Relations
SandRidge Energy, Inc.
1 E. Sheridan Ave. Suite 500
Oklahoma City, OK 73104
investors@sandridgeenergy.com
About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.

-Tables to Follow-

(1)	Net Cash is defined as total cash and cash equivalents less total debt.
(2)	See "Non-GAAP Financial Measures" section at the end of this press release for non-GAAP financial measures definitions.
(3)	See "Operational and Financial Statistics" section at the end of this press release for impacts of derivatives on commodity price realizations.
(4)	Management's internal unaudited proved developed reserve PV-10, utilizing forward-looking pricing and other assumptions, do not reflect audited or engineered SEC historical price-based reserves, as routinely updated from the Company's year-end reserves, consistent with industry practice. Pricing assumptions include March 2, 2022 NYMEX strip pricing (next twelve months average WTI of $94.08 per Bbl and average Henry Hub of $4.90 per Mcf) as well as price realizations and lease operating expense, based on a historical twelve-month trailing average.
(5)	Equivalent Boe are calculated using an energy equivalent ratio of six Mcf of natural gas to one Bbl of oil. Using an energy-equivalent ratio does not factor in price differences and energy-equivalent prices may differ significantly among produced products.
(6)	Revisions include changes due to previous quantity estimates, pricing, and productions costs.

2022 Operational and Capital Expenditure Guidance
Presented below is the Company’s operational and capital expenditure guidance for 2022.

2022 Guidance
Production
Oil (MMBbls)	0.9 - 1.1
Natural Gas Liquids (MMBbls)	1.8 - 2.2
Total Liquids (MMBbls)	2.7 - 3.3
Natural Gas (Bcf)	17.5 - 21.0
Total (MMBoe)	5.6 - 6.8

Capital Expenditures
Drilling & Completions ("D&C")	$34 - $42 million
Non-D&C	$7 - $8 million
Total Capital Expenditures (excl. acquisitions and plugging and abandonment)	$41 - $50 million

Expenses
Lease Operating Expenses ("LOE")	$33 - $41 million
Adjusted General & Administrative ("G&A") Expenses (1)	$8.5 - $11.5 million
Severance and Ad Valorem Taxes (% of Revenue)	6.0% - 7.0%

Price Differentials
Oil (% of WTI)	~97%
NGL (% of WTI)	~30%
Natural Gas (% of HH)	~70%

(1)	Adjusted G&A expense is a non-GAAP financial measure. The Company has defined this measure at the conclusion of this press release under "Non-GAAP Financial Measures."

Operational and Financial Statistics
Information regarding the Company’s production, pricing, costs and earnings is presented below:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Production - Total (1)
Oil (MBbl)	223	428	957	2,084
NGL (MBbl)	581	598	2,267	2,694
Natural Gas (MMcf)	5,358	5,474	21,417	23,552
Oil equivalent (MBoe)	1,697	1,938	6,793	8,703
Daily production (MBoed)	18.4	21.1	18.6	23.8

Average price per unit
Realized oil price per barrel - as reported	$75.72	$38.18	$65.10	$35.33
Realized impact of derivatives per barrel	—	—	—	4.77
Net realized price per barrel	$75.72	$38.18	$65.10	$40.10

Realized NGL price per barrel - as reported	$28.39	$9.12	$22.42	$6.67
Realized impact of derivatives per barrel	(0.57)	—	(0.14)	—
Net realized price per barrel	$27.82	$9.12	$22.28	$6.67

Realized natural gas price per Mcf - as reported	$3.94	$1.56	$2.60	$0.97
Realized impact of derivatives per Mcf	(0.36)	(0.98)	(0.09)	(0.17)
Net realized price per Mcf	$3.58	$0.58	$2.51	$0.80

Realized price per Boe - as reported	$32.11	$15.64	$24.86	$13.15
Net realized price per Boe - including impact of derivatives	$30.80	$12.90	$24.53	$13.83

Average cost per Boe
Lease operating	$5.74	$5.69	$5.30	$4.99
Production, ad valorem, and other taxes	$1.76	$1.16	$1.46	$1.11
Depletion (2)	$1.52	$2.38	$1.38	$5.79

Income (loss) per share
Income (loss) per share applicable to common stockholders
Basic	$1.01	$(0.01)	$3.21	$(7.77)
Diluted	$0.99	$(0.01)	$3.13	$(7.77)

Adjusted net income (loss) per share available to common stockholders
Basic	$0.90	$0.06	$2.65	$(0.20)
Diluted	$0.89	$0.06	$2.58	$(0.20)

Weighted average number of shares outstanding (in thousands)
Basic	36,618	35,808	36,393	35,689
Diluted	37,031	35,808	37,271	35,689

(1) Includes North Park Basin prior to February 5.
(2) Includes accretion of asset retirement obligation.

Capital Expenditures
The table below presents actual results of the Company’s capital expenditures for the three months and year ended December 31, 2021.

	Three Months Ended	Year Ended
	December 31, 2021	December 31, 2021
	(In thousands)	(In thousands)

Drilling, completion and capital workovers	$3,671	$10,045
Other capital expenditures	438	905
Total Capital Expenditures	$4,109	$10,950
(excluding acquisitions and plugging and abandonment)

Derivative Contracts
The table below sets forth the Company's open derivative contracts as of December 31, 2021.

	Notional	Units	Weighted Average Fixed Price per Unit
NGL Price Swaps: January 2022 - February 2022	1,042,000	Gallons	$1.20
Natural Gas Price Swaps: January 2022 - February 2022	720,000	MMBtu	$4.07
Capitalization
The Company’s capital structure as of December 31, 2021 and December 31, 2020 is presented below:

	December 31, 2021	December 31, 2020

	(In thousands)
Cash, cash equivalents and restricted cash	$139,524	$28,266

Credit facility	$—	$20,000
Total debt	—	20,000

Stockholders’ equity
Common stock	37	36
Warrants	88,520	88,520
Additional paid-in capital	1,062,737	1,062,220
Accumulated deficit	(905,972)	(1,022,710)
Total SandRidge Energy, Inc. stockholders’ equity	245,322	128,066

Total capitalization	$245,322	$148,066

SandRidge Energy, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2021	2020	2019
Revenues
Oil, natural gas and NGL	$168,882	$114,450	$266,104
Other	—	526	741
Total revenues	168,882	114,976	266,845
Expenses
Lease operating expenses	35,999	43,431	90,938
Production, ad valorem, and other taxes	9,918	9,634	19,394
Depreciation and depletion—oil and natural gas	9,372	50,349	146,874
Depreciation and amortization—other	6,073	7,736	11,684
Impairment	—	256,399	409,574
General and administrative	9,675	15,327	32,058
Restructuring expenses	792	2,733	—
Employee termination benefits	49	8,433	4,792
Loss (gain) on derivative contracts	2,251	(5,765)	(1,094)
(Gain) loss on sale of assets	(18,952)	(100)	—
Other operating (income) expense	(382)	306	(608)
Total expenses	54,795	388,483	713,612
Income (loss) from operations	114,087	(273,507)	(446,767)
Other income (expense)
Interest expense, net	(404)	(1,998)	(2,974)
Other income (expense), net	3,055	(2,494)	436
Total other income (expense)	2,651	(4,492)	(2,538)
Income (loss) before income taxes	116,738	(277,999)	(449,305)
Income tax expense (benefit)	—	(646)	—
Net income (loss)	$116,738	$(277,353)	$(449,305)
Net income (loss) per share
Basic	$3.21	$(7.77)	$(12.68)
Diluted	$3.13	$(7.77)	$(12.68)
Weighted average number of common shares outstanding
Basic	36,393	35,689	35,427
Diluted	37,271	35,689	35,427

SandRidge Energy, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$137,260	$22,130
Restricted cash - other	2,264	6,136
Accounts receivable, net	21,505	19,576
Prepaid expenses	626	2,890
Other current assets	80	80
Total current assets	161,735	50,812
Oil and natural gas properties, using full cost method of accounting
Proved	1,454,016	1,463,950
Unproved	12,255	17,964
Less: accumulated depreciation, depletion and impairment	(1,373,217)	(1,375,692)
	93,054	106,222
Other property, plant and equipment, net	97,791	103,118
Other assets	332	680
Total assets	$352,912	$260,832

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$45,779	$51,426
Asset retirement obligation	17,606	16,467
Derivative contracts	21	—
Other current liabilities	627	984
Total current liabilities	64,033	68,877
Long-term debt	—	20,000
Asset retirement obligation	41,762	40,701
Other long-term obligations	1,795	3,188
Total liabilities	107,590	132,766
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 36,675 issued and outstanding at December 31, 2021 and 35,928 issued and outstanding at December 31, 2020	37	36
Warrants	88,520	88,520
Additional paid-in capital	1,062,737	1,062,220
Accumulated deficit	(905,972)	(1,022,710)
Total stockholders’ equity	245,322	128,066
Total liabilities and stockholders’ equity	$352,912	$260,832

SandRidge Energy, Inc. and Subsidiaries
Consolidated Cash Flows
(In thousands)

	Year Ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$116,738	$(277,353)	$(449,305)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for doubtful accounts	(2,329)	3,202	16
Depreciation, depletion, and amortization	15,445	58,085	158,558
Impairment	—	256,399	409,574
Debt issuance costs amortization	57	792	558
Write off of debt issuance costs	174	—	142
Loss (gain) on derivative contracts	2,251	(5,765)	(1,094)
Cash (paid) received on settlement of derivative contracts	(2,230)	5,879	6,266
Gain on sale of assets	(18,952)	(100)	—
Stock-based compensation	1,394	3,012	4,254
Other	144	149	(187)
Changes in operating assets and liabilities increasing (decreasing) cash
Receivables	841	5,867	15,829
Prepaid expenses	2,264	452	(714)
Other current assets	—	458	(301)
Other assets and liabilities, net	(1,212)	1,134	(610)
Accounts payable and accrued expenses	(2,241)	(12,968)	(17,217)
Asset retirement obligations	(2,084)	(3,081)	(4,445)
Net cash provided by operating activities	110,260	36,162	121,324
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(11,583)	(8,762)	(191,678)
Acquisition of assets	(3,545)	(3,701)	236
Purchase of other property and equipment	(59)	—	—
Proceeds from sale of assets	38,160	37,556	1,593
Net cash provided by (used in) investing activities	22,973	25,093	(189,849)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	59,000	211,096
Repayments of borrowings	(20,000)	(96,500)	(153,596)
Reduction of financing lease liability	(1,024)	(1,233)	(1,374)
Debt issuance costs	(75)	(160)	(911)
Cash paid for tax withholdings on vested stock awards	(899)	(64)	(367)
Proceeds from exercise of stock options	23	—	—
Net cash provided by (used in) financing activities	(21,975)	(38,957)	54,848
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	111,258	22,298	(13,677)
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	28,266	5,968	19,645
CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$139,524	$28,266	$5,968
Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$(177)	$(1,260)	$(2,157)
Cash received for income taxes	$—	$616	$—
Supplemental Disclosure of Noncash Investing and Financing Activities
Purchase of PP&E in accounts payable	$1,029	$396	$4,592
Right-of-use assets obtained in exchange for financing lease obligations	$1,258	$67	$3,347
Carrying values of properties exchanged	$—	$3,890	$5,384

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. These non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Below is additional disclosure regarding each of the non-GAAP measures used in this press release, including reconciliations to their most directly comparable GAAP measure.

Reconciliation of Cash Provided by Operating Activities to Operating Cash Flow
The Company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities as shown in the following table. Operating cash flow is a supplemental financial measure used by the Company's management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses this measure because operating cash flow relates to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow allows the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. This measure should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(In thousands)
Net cash provided by operating activities	$43,945	$8,806	$110,260	$36,162
Changes in operating assets and liabilities	(6,641)	(646)	2,432	8,138
Operating cash flow	$37,304	$8,160	$112,692	$44,300

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
The Company defines EBITDA as net income (loss) before income tax (benefit) expense, interest expense, depreciation and amortization - other and depreciation and depletion - oil and natural gas. Adjusted EBITDA, as presented herein, is EBITDA excluding items that the Company believes affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Adjusted EBITDA is presented because management believes it provides useful additional information used by the Company's management and by securities analysts, investors, lenders, ratings agencies and others who follow the industry for analysis of the Company’s financial and operating performance on a recurring basis and the Company’s ability to internally fund exploration and development and to service or incur additional debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas industry. The Company's adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(In thousands)
Net income (loss)	$36,844	$(155)	$116,738	$(277,353)
Adjusted for
Income tax (benefit) expense	—	—	—	(646)
Interest expense	16	345	407	2,008
Depreciation and amortization - other	1,591	1,665	6,073	7,736
Depreciation and depletion - oil and natural gas	2,582	4,621	9,372	50,349
EBITDA	41,033	6,476	132,590	(217,906)

Asset impairment	—	2,602	—	256,399
Stock-based compensation (1)	357	258	1,376	1,187
(Gain) loss on derivative contracts	(1,878)	1,403	2,251	(5,765)
(Gain) loss on sale of assets	—	—	(18,952)	(100)
Net Cash (paid) received upon settlement of derivative contracts	(2,230)	(5,318)	(2,230)	5,879
Employee termination benefits	—	2	49	8,433
Restructuring expenses	178	1,090	792	2,733
Other	—	2,541	(2,353)	2,525
Adjusted EBITDA	$37,460	$9,054	$113,523	$53,385
1.Excludes non-cash stock-based compensation included in employee termination benefits.

Reconciliation of Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(In thousands)
Net cash provided by operating activities	$43,945	$8,806	$110,260	$36,162
Changes in operating assets and liabilities	(6,641)	(646)	2,432	8,138
Interest expense	16	345	407	2,008
Employee termination benefits (1)	—	2	49	6,609
Income tax (benefit) expense	—	—	—	(646)
Other	140	547	375	1,114
Adjusted EBITDA	$37,460	$9,054	$113,523	$53,385
1.Excludes associated stock-based compensation.

Reconciliation of Net Income (Loss) Available to Common Stockholders to Adjusted Net Income (Loss) Available to Common Stockholders
The Company defines adjusted net income (loss) as net income (loss) excluding items that the Company believes affect the comparability of operating results and are typically excluded from published estimates by the investment community, including items whose timing and/or amount cannot be reasonably estimated or are non-recurring, as shown in the following tables.
Management uses the supplemental measure of adjusted net income (loss) as an indicator of the Company's operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income (loss) is not a measure of financial performance under GAAP and should not be considered a substitute for net (loss) available to common stockholders.

	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income (loss) available to common stockholders	$36,844	$0.99	$(155)	$(0.01)
Asset impairment	—	—	2,602	0.07
(Gain) loss on derivative contracts	(1,878)	(0.05)	1,403	0.04
Net cash (paid) received upon settlement of derivative contracts	(2,230)	(0.05)	(5,318)	(0.15)
Employee termination benefits	—	—	2	—
Restructuring expenses	178	—	1,090	0.03
Other	—	—	2,541	0.07
Adjusted net income (loss) available to common stockholders	$32,914	$0.89	$2,165	$0.06

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,618	37,031	35,808	35,808
Total adjusted net income (loss) per share	$0.90	$0.89	$0.06	$0.06

	Year Ended December 31, 2021		Year Ended December 31, 2020
	$	$/Diluted Share	$	$/Diluted Share
	(In thousands, except per share amounts)
Net income (loss) available to common stockholders	$116,738	$3.13	$(277,353)	$(7.77)
Asset impairment	—	—	256,399	7.18
(Gain) loss on derivative contracts	2,251	0.06	(5,765)	(0.16)
(Gain) loss on sale of assets	(18,952)	(0.51)	(100)	—
Net cash (paid) received upon settlement of derivative contracts	(2,230)	(0.06)	5,879	0.16
Employee termination benefits	49	—	8,433	0.24
Restructuring expenses	792	0.02	2,733	0.08
Other	(2,353)	(0.06)	2,534	0.07
Adjusted net income (loss) available to common stockholders	$96,295	$2.58	$(7,240)	$(0.20)

	Basic	Diluted	Basic	Diluted
Weighted average number of common shares outstanding	36,393	37,271	35,689	35,689
Total adjusted net income (loss) per share	$2.65	$2.58	$(0.20)	$(0.20)

Reconciliation of G&A to Adjusted G&A
The Company reports and provides guidance on Adjusted G&A per Boe because it believes this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period and to compare and make investment recommendations of companies in the oil and gas industry. This non-GAAP measure allows for the analysis of general and administrative spend without regard to stock-based compensation programs and other non-recurring cash items, if any, which can vary significantly between companies. Adjusted G&A per Boe is not a measure of financial performance under GAAP and should not be considered a substitute for general and administrative expense per Boe. Therefore, the Company’s Adjusted G&A per Boe may not be comparable to other companies’ similarly titled measures.
The Company defines adjusted G&A as general and administrative expense adjusted for certain non-cash stock-based compensation and other non-recurring items, if any, as shown in the following tables:

	Three Months Ended December 31, 2021		Three Months Ended December 31, 2020
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$2,834	$1.67	$3,037	$1.57
Stock-based compensation (1)	(357)	(0.21)	(258)	(0.13)
Adjusted G&A	$2,477	$1.46	$2,779	$1.44

	Year Ended December 31, 2021		Year Ended December 31, 2020
	$	$/Boe	$	$/Boe
	(In thousands, except per Boe amounts)
General and administrative	$9,675	$1.42	$15,327	$1.76
Stock-based compensation (1)	(1,376)	(0.20)	(1,187)	(0.14)
Adjusted G&A	$8,299	$1.22	$14,140	$1.62
1.Excludes non-cash stock-based compensation included in employee termination benefits.

Cautionary Note to Investors - This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended., and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2022 Operational and Capital Expenditure Guidance.” These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials, hedging program, projected operating, general and administrative and other costs, projected capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, liquidity and capital structure. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transact with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.